Exhibit 23.1



The Board of Directors
Data Systems Network Corporation:

We consent to incorporation by reference in this Post-Effective Amendment No. 1 on Form S-3 to the registration statement on Form S-1 of Data Systems Network Corporation (No. 33-81350) of our report dated March 20, 1996, relating to the balance sheet of Data Systems Network Corporation as of December 31, 1995 and the related statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1995 annual report on Form 10-K of Data Systems Network Corporation and to the reference to our firm under the heading "Experts" in the prospectus.


/S/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP




Detroit, Michigan
December 13, 1996